As filed with the Securities and Exchange Commission on September 6, 2007
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

MIPS TECHNOLOGIES, INC.
(Exact name of Registrant as specified in its charter)

Delaware	77-0322161
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1225 Charleston Road
Mountain View, CA 94043-1353
(Address of principal executive offices)

MIPS Technologies, Inc. 1998 Long-Term Incentive Plan, as amended
MIPS Technologies, Inc. Employee Stock Purchase Plan, as amended
(Full titles of the plans)

John E. Bourgoin
Chief Executive Officer and President
MIPS TECHNOLOGIES, INC.
1225 Charleston Road
Mountain View, CA 94043-1353
(Name and address of agent for service)

(650) 567-5000
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

	Common Stock, $0.001 par value (4)		Common Stock, $0.001 par value (4)		Total
Amount to be Registered	1,743,818	(1)	231,871	(2)	1,975,689
Proposed Maximum Offering Price Per Share(3)	$7.60		$6.46
Proposed Maximum Aggregate Offering Price	$13,253,016.80		$1,497,886.66		$14,750,903.46
Amount of Registration Fee	$406.87		$45.99		$452.86

(1)
Represents 1,743,818 shares of Common Stock automatically reserved on July 1, 2007 for issuance upon the exercise of stock options that may be granted under the 1998 Long-Term Incentive Plan, as amended.

(2)	Represents 231,871 shares of Common Stock automatically reserved on July 1, 2007 for issuance upon the distribution of stock that may be purchased under the Employee Stock Purchase Plan, as amended.

(3)
The price shown is the average of the bid and asked price of the Common Stock reported on the Nasdaq National Market on September 4, 2007, in accordance with Rule 457(c) of the Securities Act of 1933, as amended (the “Securities Act”), and is being used solely for the purpose of calculating the registration fee.  In the case of the Employee Stock Purchase Plan, this amount is multiplied by 85%, which amount is the percentage of the price per share applicable to purchases under the Employee Stock Purchase Plan.

(4)
This Registration Statement also covers rights to purchase shares of the Registrant's Series A Participating Preferred Stock (the "Rights") that are attached to all shares of the Registrant's common stock. Until the occurrence of certain prescribed events, the Rights are not exercisable, are evidenced by the certificates for common stock and will be transferable along with and only with the common stock. The value attributable to the Rights, if any, is reflected in the value of the common stock.

STATEMENT PURSUANT TO
GENERAL INSTRUCTION E TO FORM S-8

The contents of the Registrant’s Registration Statements on Form S-8 (Reg. Numbers 333-65693, 333-95339, 333-44526, 333-66028, 333-87172, 333-100092, 333-107849, 333-118129, 333-127436 and 333-144297), as filed with the Securities and Exchange Commission (the “Commission”) on October 15, 1998, January 25, 2000, August 25, 2000, July 27, 2001, April 29, 2002, September 25, 2002, August 11, 2003, August 11, 2004, August 11, 2005 and July 2, 2007 respectively, are incorporated by reference herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.                      Exhibits

                  See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, California, on September 6, 2007.

MIPS TECHNOLOGIES, INC.

By:  /s/ John E. Bourgoin
John E. Bourgoin
President, Chief Executive Officer and Director

SIGNATURES and POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.  In addition, each person whose signature appears below constitutes and appoints John E. Bourgoin and Mervin S. Kato, each alone to act as his true and lawful attorney-in-fact and agent, each with the full power of substitution, for him and in his name in any and all capacities, to sign any or all amendments, including pre-effective and post-effective amendments, and supplements to this Registration Statement on Form S-8 relating to the Registrant’s 1998 Long-Term Incentive Plan and Employee Stock Purchase Plan, and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ John F. Bourgoin	President, Chief Executive Officer, and Director	September 6, 2007
John E. Bourgoin	(Principal Executive Officer)
/s/ Mervin S. Kato	Vice President and Chief Financial Officer	September 6, 2007
Mervin S. Kato	(Principal Financial and Accounting Officer)
/s/ Kenneth L. Coleman	Director	September 6, 2007
Kenneth L. Coleman
/s/ Jose E. Franca	Director	September 6, 2007
Jose E. Franca
/s/ Fred M. Gibbons	Director	September 6, 2007
Fred M. Gibbons
/s/ Robert R. Herb	Director	September 6, 2007
Rober R. Herb
/s/ Anthony B. Holbrook	Director and Chairman of the Board of Directors	September 6, 2007
Anthony B. Holbrook
/s/ William M. Kelly	Director	September 6, 2007
William M. Kelly

EXHIBIT INDEX

Item 8.  Exhibits

Exhibit No.	Exhibit	Form	File No.	Filing Date	Exhibit No.	Filed Herewith
4.01	Preferred Stock Rights Agreement	8-A	000-24487	11-18-03	10.11.3
4.02	MIPS Technologies, Inc. 1998 Long-Term Incentive Plan, as amended	10-K	000-24487	9-8-04	10.8
4.03	MIPS Technologies, Inc. Employee Stock Purchase Plan, as amended	10-Q	000-24487	2-14-01	10.9
4.04	MIPS Technologies, Inc. Directors’ Stock Option Plan, as amended	10-Q	000-24487	5-10-02	10.10
5.01	Opinion of Fenwick & West LLP					X
23.01	Consent of Fenwick & West LLP (included in Exhibit 5.01)					X
23.02	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm					X
24.01	Power of Attorney (included on signature page)					X